Exhibit 99.28

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Stein & Lubin LLP
600 Montgomery Street, 14th Floor
San Francisco, California 94111
Attention: Peter A. Mastromonaco, Esq.

(SPACE ABOVE THIS LINE FOR RECORDER'S USE)

NOTE, DEED OF TRUST, AND OTHER LOAN DOCUMENTS

ASSUMPTION AND MODIFICATION AGREEMENT

THIS DEED OF TRUST, NOTE, AND OTHER LOAN DOCUMENTS ASSUMPTION AND MODIFICATION AGREEMENT (the “Agreement”) is made and entered into as of this 15th day of March, 2005, by and among 777 SOUTH FIG, LLC, Delaware limited liability company (the “Seller”), having an address of c/o Commonwealth Partners LLC, 633 West Fifth Street, Suite 700, Los Angeles, California 90071, MAGUIRE PROPERTIES - 777 TOWER, LLC, a Delaware limited liability company (the “Purchaser”), having an address of c/o Maguire Properties, Inc., 333 South Grand Avenue, Suite 400 Los Angeles, California 90071, and NEW YORK LIFE INSURANCE COMPANY, a New York mutual life insurance company (“New York Life”), having an address at 51 Madison Avenue, New York, New York 10010 and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation (“MassMutual” and together with New York Life collectively, “Lender”) having an address at c/o Babson Capital Management, Inc., 1500 Main Street, Suite 2100, Springfield, Massachusetts 01115.

RECITALS:

A. New York Life is the holder and owner of a certain Promissory Note (the “New York Life Note”), in the original principal amount of $99,000,000.00, dated August 23, 2004, and made by Seller and payable to the order of New York Life, and MassMutual is the holder and owner of a certain Promissory Note, in the original principal amount of $56,000,000.00 (the “MassMutual Note” and together with the New York Life Note collectively, the “Note”), dated August 23, 2004, and made by Seller and payable to the order of MassMutual and the following other loan documents (collectively, the “Other Loan Documents”), evidencing and/or securing the indebtedness evidenced by said Note:

1. that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing from Seller to New York Life, as payment and servicing agent for itself and the other Note Holders (as defined therein), which is dated August 23, 2004, and is recorded in the Official Records of Los Angeles County, California (the “Official Records”) as Instrument No. 04-2199734 (the “Security Instrument”), which Security Instrument constitutes a lien upon certain real property located in Los Angeles County, California, and more particularly described on Exhibit A attached hereto and by this reference made a part hereof (together with any and all improvements, buildings, or structures now or hereafter located thereon, the “Premises”);

2. that certain Assignment of Leases, Rents, Income and Cash Collateral from Seller to New York Life, as payment and servicing agent for itself and the other Note Holders, which is dated August 23, 2004 and is recorded in the Official Records as Instrument No 04-2199735 (the “Assignment”);

3. that certain Environmental Indemnity Agreement from Seller to New York Life, as payment and servicing agent for itself and the other Note Holders, which is dated August 23, 2004 (the “Existing Environmental Indemnity”);

4. that certain Guaranty from Fifth Street Properties, LLC, a Delaware limited liability company (“Existing Guarantor”), to Lender which is dated August 23, 2004 (the “Existing Guaranty”); and

5. that certain Subordination of Management Agreement from Seller and Commonwealth Partners Management Services, L.P., a California limited partnership to New York Life, as payment and servicing agent for itself and the other Note Holders, which is dated August 23, 2004 (the “Subordination of Management Agreement”);

6. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and Marsh USA, Inc., a Delaware corporation recorded with the Los Angeles County, California Recorder on August 26, 2004 as Document No. 042199737;

7. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and National Union Fire Insurance Company of Pittsburgh, PA, a Pennsylvania corporation recorded with the Los Angeles County, California Recorder on October 14, 2004 as Document No. 04-2636911;

8. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and Arnold & Porter, a general partnership organized under the laws of the District of Columbia recorded with the Los Angeles County, California Recorder on September 23, 2004 as Document No. 04-2447181;

9. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and Mercer Human Resource Consulting, Inc., a Delaware corporation recorded with the Los Angeles County, California Recorder on August 26, 2004 as Document No. 04-2199738;

10. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and Orrick, Herrington & Sutcliffe,

LLP, a California general partnership recorded with the Los Angeles County, California Recorder on September 23, 2004 as Document No. 04-2447180;

11. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and Kirkland and Ellis LLP, a California general partnership recorded with the Los Angeles County, California Recorder on September 23, 2004 as Document No. 04-2447179;

12. that certain Subordination, Nondisturbance and Attornment Agreement by and among Borrower, Lender and UBS Financial Services Inc., a Delaware corporation recorded with the Los Angeles County, California Recorder on September 23, 2004 as Document No. 04-2447182;

13. that certain UCC-1 Financing Statement filed with the Delaware Secretary of State on August 26, 2004, as Document No. 4241190-0;

14. that certain UCC-1 Financing Statement filed with the Los Angeles County Recorder on August 26, 2004, as Document No. 04-2199736;

15. that certain Rent Roll Certification executed by Borrower, dated August 23, 2004;

16. that certain Certification of Inventory executed by Borrower, dated August 23, 2004; and

17. that certain Certification of No Material Change and No Damage executed by Borrower, dated August 23, 2004.

B. The Seller is desirous of selling, transferring, and conveying to the Purchaser the Premises, subject, however, to the terms of the Security Instrument and the Other Loan Documents. Purchaser has agreed to assume the obligation and indebtedness evidenced by the Note and the obligations of Seller under and pursuant to the terms of the Security Instrument and the Other Loan Documents.

C. Lender is willing to allow such sale, transfer, and conveyance, provided that Purchaser shall assume the obligations and indebtedness as evidenced by the Note and the obligations of Seller pursuant to the Note, the Security Instrument, and the Other Loan Documents, and that Purchaser shall execute an Environmental Indemnity Agreement (the “New Environmental Indemnity”), and that Maguire Properties, Inc., a Maryland corporation (“Guarantor”) shall execute a Guaranty (the “New Guaranty”), each in form and substance acceptable to Lender, all as more fully provided herein.

NOW, THEREFORE, for and in consideration of the sum of Ten U.S. Dollars ($10.00), Lender’s consent to the sale, transfer, and conveyance of the Premises to Purchaser, Purchaser’s assumption of the obligations of Seller pursuant to the Note, the Security Instrument, and the Other Loan Documents, the mutual covenants and agreements of the parties contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Recitals; Definitions. The foregoing recitals are true and correct and are hereby incorporated by reference for all purposes as if fully set forth herein. Capitalized terms used, but not otherwise defined herein shall have the respective meanings set forth in the Security Instrument.

2. Unpaid Principal Balance of Note. The unpaid principal balance of the New York Life Note as of the date hereof is $99,000,000.00, and the unpaid principal balance of the MassMutual Note as of the date hereof is $56,000,000.00.

3. Assumption of Liability. Purchaser hereby assumes the obligations of Seller under the Note, the Security Instrument and the Other Loan Documents and assumes and agrees to pay the obligations and indebtedness evidenced by the Note in accordance with the terms of the Note together with all obligations under the Security Instrument. Purchaser acknowledges that the Premises shall remain and be subject to the Security Instrument and the Other Loan Documents and that nothing contained in this Agreement or otherwise shall affect the lien priority of the Security Instrument over any other liens and encumbrances against the Premises. Purchaser further agrees to assume and be bound by all of the terms, conditions, agreements, and covenants contained in the Note, the Security Instrument, and the Other Loan Documents, and shall as of, from, and after the date hereof be fully liable for payment of the Note and performance of the obligations of Seller under and pursuant to the Security Instrument and Other Loan Documents. Purchaser contemporaneously with the execution and delivery of this Agreement has executed and delivered to Lender an environmental indemnity agreement (the “New Environmental Indemnity”) undertaking certain obligations with respect to the environmental condition of the Premises. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser is not assuming (i) Seller’s Retained Obligations (as hereinafter defined), or (ii) Seller’s obligations under that certain Letter Agreement (as defined in the Security Instrument), Purchaser hereby acknowledging and agreeing that Purchaser shall not be entitled to the benefits of the Letter Agreement, all such benefits being personal to Seller and not subject to assignment.

4. Release of Seller; and Existing Guarantor. Lender agrees that upon closing of the transaction contemplated by this Agreement and the recordation of this Agreement, Lender shall be deemed, without the necessity of any additional instrument, to (i) have released Seller from its liability for payment of the indebtedness evidenced by the Note and its other obligations under the Note, the Security Instrument, the Other Loan Documents and the Side Letter; provided, however, that Seller shall remain liable for all indemnifications contained in the Security Instrument, the Note and Other Loan Documents, including without limitation any environmental indemnifications, and for any acts, commissions, omissions, occurrences, non-occurrences, events, state of facts or other matters for which Seller is, pursuant to the terms of the Note, personally liable, existing through, as of, or prior to, the date hereof (collectively, “Seller’s Retained Obligations”); (ii) have released Existing Guarantor from its obligations under the Existing Guaranty except for any provisions in Section 1.8 of the Existing Guaranty which, by their terms, survive the sale of the Premises. Lender represents and warrants to Seller that, to Lender’s actual knowledge without any inquiry or investigation whatsoever, Lender is not aware of any fact or circumstance that would give rise to Seller’s indemnification obligations under the Security Instrument, the Note or the Other Loan Documents; provided, however, that the foregoing representation and warranty shall not estop Lender from asserting any claim against

Seller with respect to Seller’s Retained Obligations if Lender shall become aware of any such fact or circumstance.

5. Consent to Transfer. Lender hereby consents to the transfer of the Premises to Purchaser and, to the extent that Lender has any right to accelerate the unpaid principal balance of the Note by reason of such transfer to Purchaser, Lender waives such right. It is agreed, however, that this waiver is made solely for the benefit of Purchaser and shall not constitute a waiver or modification of any requirement of obtaining Lender’s consent to any future transfer of the Premises, or a release of any other or further right which Lender may have under the Security Instrument or the Other Loan Documents upon any subsequent sale of the Premises by the Purchaser or otherwise.

6. Assignment of Rights to Escrows. Seller and Lender hereby acknowledge and agree that no escrows or impounds have been created and/or maintained pursuant to the terms of the Security Instrument or the Other Loan Documents.

7. Conditions Precedent. In addition to the other conditions precedent set forth in this Agreement, the effectiveness of the respective consents and releases granted by Lender within this Agreement shall be subject to the fulfillment of the following conditions to the satisfaction of Lender:

(a) Lender shall have received a fully executed counterpart of this Agreement;

(b) Purchaser and New Guarantor, as the case may be, shall have executed and delivered to Lender the following in form and substance satisfactory to Lender:

(i)the New Environmental Indemnity;

(ii)	the New Guaranty;

(iii)	a Borrower’s Representations, Warranties and Affidavit;

(iv)	a Certificate of Inventory;

(v)	a Rent Roll Certificate;

(vi)	such other certificates, side letters and other instruments as Lender shall reasonably request; and

(iv)
authorizing resolutions on behalf of Purchaser and New Guarantor with respect to the execution and delivery of this Agreement, the New Environmental Indemnity, the New Subordination of Management Agreement (as hereinafter defined), and the New Guaranty, the assumption of the obligations set forth in the Loan Documents and such other matters as Lender may reasonably request.

(c) Purchaser and Maguire Properties, L.P., a Maryland limited partnership (“Property Manager”), shall have executed and delivered to Lender a Subordination of Management Agreement (the “New Subordination of Management Agreement”), in form and substance satisfactory to Lender;

(d) Lender shall have received a consent of members of Seller authorizing the transactions contemplated hereby;

(e) Lender shall have received and approved Purchaser’s, New Guarantor’s and Property Manager; formation documents and evidence of good standing under the State in which they are, respectively, organized and evidence of qualification to do business in the State of California;

(f) Lender shall have received a CLTA 111.4 title endorsement to the policy of title insurance insuring Lender’s interest in the Property (the “Title Policy”), taking exception for no lien, encumbrance or other matter other than those set forth in the Title Policy on the date originally issued and which shall insure that title to the Property is vested in Purchaser and that the lien of the Security Instrument is not impaired by the transactions contemplated hereby;

(g) no Event of Default shall exist under any of the Loan Documents; and

(h) (i) a loan assumption fee in the amount of $775,000.00 representing one-half of one percent (0.5%) of the outstanding principal loan balance, (ii) all of Lender’s attorneys’ fees and expenses; (iii) title endorsement premiums; and (iv) recording and escrow fees in connection with this Agreement and the transactions contemplated hereby shall have been paid in full by Purchaser or Seller.

8. Representations and Warranties. Both Seller and Purchaser warrant and represent, with respect to itself and not as to each other, that they have no defense or right of setoff with respect to any indebtedness to Lender, including without limitation the indebtedness evidenced by the Note. Seller and, to its knowledge, Purchaser further warrant and represent that no consent of any third party to the transfer of the Premises is required under any document, instrument or agreement to which it is a party, including, without limitation, under any lease of any portion of the Premises. Seller and Purchaser acknowledge that Lender is relying on the truthfulness, accuracy, and currency of said warranties and representations in allowing the transfer and assumption provided herein.

Additionally, Lender shall rely on the following representations and warranties made by the party indicated:

(a) Seller warrants and represents to Lender as follows:

(i) Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in, and is in good standing under the laws of, the State of California, and has all requisite power and all government certificates of authority, licenses, permits, qualifications, and documentation to own, lease, and operate its properties and to conduct its business as now being and as proposed to be conducted;

(ii) Except for the rights of tenants under leases and matters currently shown on Lender’s title insurance policy issued in connection with the Security Instrument, Seller’s title to and possession and enjoyment of the Premises have been open, notorious, peaceful, exclusive, and undisturbed. Neither Seller’s title to nor possession of the Premises has been disputed or questioned, nor is the Seller aware of any facts by reason of which the title to or possession of the Premises or any part thereof, or any personal property located thereon, might be disputed or questioned. There are no tenancies, leases, concessions, licenses, or other occupancies or uses of the premises or any improvements thereon that are not shown on the certified rent roll which is being delivered by Seller and Purchaser contemporaneously with the execution of this Agreement;

(iii) Seller’s taxpayer identification number is 65-1225903, and Seller is not a foreign corporation, a foreign partnership, a foreign trust, or foreign estate within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; Seller’s principal place of business and office address are as stated in the preamble to this Agreement; Seller understands that the representations made in this paragraph are given under penalty of perjury and may be disclosed to the Internal Revenue Service of the Treasury Department of the United States;

(iv) The Premises, all improvements thereon, and any other collateral pledged as security for the indebtedness evidenced by the Note are not now damaged or injured as a result of any fire, explosion, accident, or other material casualty;

(v) All of the warranties and representations made by Seller in the Security Instrument and the Other Loan Documents or in any other document or instrument recited therein or executed and delivered with respect thereto or hereto, directly or indirectly, are true and correct as though made as of the date hereof; and

(vi) There is no Event of Default, or any fact, occurrence, or non-occurrence, which with notice or passage of time or both would become a Default or Event of Default under the Note, the Security Instrument, or the Other Loan Documents.

(b) Purchaser warrants and represents to Lender as follows:

(i) Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business in, and is in good standing under the laws of, the State of California, and has all requisite power and all government certificates of authority, licenses, permits, qualifications, and documentation to own, lease, and operate its properties and to conduct its business as now being and as proposed to be conducted;

(ii) Purchaser has full and lawful authority and power to execute, acknowledge, deliver, and perform this Agreement, the New Environmental Indemnity and the New Subordination of Management Agreement; and this Agreement and the Note, the Security Instrument, the Other Loan Documents, as assumed and modified pursuant to the terms of this Agreement, the New Environmental Indemnity and the New Subordination of Management Agreement and all other documents or instruments executed by Purchaser in connection with the transactions contemplated hereby, constitute the legal, valid, and binding obligations of Purchaser, and any other parties thereto, enforceable against Purchaser and such other parties in accordance with their respective terms, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws of general application affecting creditors’ rights generally;

(iii) Purchaser’s taxpayer identification number is 20-2296229, and Purchaser is not a foreign corporation, a foreign partnership, a foreign trust, or foreign estate within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended; Purchaser’s principal place of business and office address are as stated in the preamble to this Agreement; Purchaser understands that the representations made in this paragraph are given under penalty of perjury and may be disclosed to the Internal Revenue Service of the Treasury Department of the United States;

(iv) There are no legal actions, suits, arbitrations, or other legal, administrative, or other governmental proceedings pending or threatened against Purchaser or, to Purchaser’s knowledge, the Premises;

(v) The execution, delivery, and performance of this Agreement and/or the assumption of the indebtedness and obligation evidenced by the Note and the obligations created pursuant to the Security Instrument and the Other Loan Documents will not result in any breach of, constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Purchaser under any arrangement, agreement, or other instrument to which Purchaser is a party or by which it is bound or affected, or violate or contravene any provision of Purchaser’s articles of organization or operating agreement;

(vi) Purchaser’s application for the assumption of the loan evidenced by the Note and the information subsequently delivered by or on behalf of Purchaser to Lender in connection therewith, including without limitation Purchaser’s financial statements, taken in the aggregate do not contain any misstatement of fact or omit to state any fact that could reasonably be considered material to the Lender in consideration of such application or that is necessary in order to make the facts, statements, or certifications made in connection with such application not misleading;

(vii) Upon acquisition of the title to the Premises, the Premises shall not be or become Purchaser’s homestead;

(viii) In connection with the purchase of the Premises by Purchaser from Seller, Purchaser is not the Borrower under, or otherwise obligated with respect to, any additional or secondary financing for payment of the purchase price nor shall there be any secondary mortgages, liens, or encumbrances against the Premises with respect to any financing to Seller or Purchaser;

(ix) Purchaser has entered into a management agreement with Property Manager for the management of the Premises. Purchaser has delivered a true and correct copy of such management agreement to Lender. Pursuant to the terms of the New Subordination of Management Agreement, the management agreement shall be subordinate to the lien of the Security Instrument; and

(x) To Purchaser’s knowledge, the Premises, all improvements thereon, and any other collateral pledged as security for the indebtedness evidenced by the Note are not now damaged or injured as a result of any fire, explosion, accident, or other casualty;

(xi) Purchaser has, to the best knowledge and belief of Purchaser, complied with all applicable Legal Requirements with respect to the conduct of its business and ownership of its properties. To Purchaser’s knowledge, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained, and no registrations or declarations are required to be filed in connection with the execution, delivery or performance by Purchaser of its obligations under this Agreement, the Note or the Other Loan Documents;

(xii) Purchaser’s assumption of the Loan will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the generality of the foregoing, neither Purchaser, nor any subsidiary or affiliate of Purchaser, nor Maguire Properties, L.P., nor Maguire Properties, Inc. (A) is a “blocked person” described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (B) knowingly engages in any dealings or transactions, or is or will be otherwise associated, with any such blocked person;

(xiii) Neither Purchaser nor any of its Covered Constituent Entities (as hereinafter defined) is or will be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) that is subject to Title I of ERISA or a “plan” as defined in Section

4975(e)(1) of the Internal Revenue Code of 1986 (“IRC”) that is subject to Section 4975 of the IRC, and neither the assets of Purchaser nor the assets of any of its Covered Constituent Entities are or will constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the IRC. As used in this Agreement, the term “Covered Constituent Entity” shall mean any entity that holds a direct or indirect interest in Purchaser apart from any such entity (1) which is a publicly offered security within the meaning of 29 CFR §2510.3-101(b)(2), (2) whose interest in Purchaser does not constitute part of a significant equity participation by benefit plan investors within the meaning of 29 CFR §2510.3-101(f), or (3) whose interest in Purchaser is an “operating company,” “venture capital operating company” or “real estate operating company” within the meaning of 29 CFR §2510.3-101(c), (d) or (e), respectively; and

(xiv) Purchaser is not and will continue not to be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Purchaser are not and will not be subject to any Legal Requirements regulating investments of and fiduciary obligations with respect to governmental plans. Any liability that Purchaser (or any of its affiliates) may have in respect of an employee benefit plan as defined in Section 3(3) of ERISA has been and shall continue to be satisfied in full.

(c) Seller and Purchaser represent and warrant to Lender, with respect to themselves only, as follows:

(i) The security interests created pursuant to the terms of the Security Instrument and the Other Loan Documents (to the extent that they create security interests) are valid and subsisting security interests in and to the collateral identified therein, all as more fully provided in said Security Instrument and the Other Loan Documents;

(ii) Neither Seller nor Purchaser has received any citation as to violations of any federal, state, or local law concerning the Premises or any improvements located upon the Premises and Seller and Purchaser have no knowledge of any violations or notices of violations of any federal, state, or local law with respect to the Premises or any improvements located therein;

(iii) In connection with the assumption evidenced hereby and the transfer of the Premises, each of Seller and Purchaser has had access to counsel of their respective choice, have otherwise satisfied themselves as to the nature, meaning, effect, and significance of the provisions of this Agreement, the New Environmental Indemnity, the New Subordination of Management Agreement, the Note, the Security Instrument, and the Other Loan Documents and have not relied on Lender, or any employee, agent, independent contractor, or attorney of Lender as to the condition or the financial viability of the Premises.

9. Release. Each of Seller and, by its acknowledgement below, Existing Guarantor agrees that upon closing of the transaction contemplated by this Agreement and the recordation of this Agreement, each of Seller and Existing Guarantor shall be deemed, without the necessity of any additional instrument, to have released Lender and its officers, directors, employees, agents, and attorneys of and from any and all past and present claims, demands, damages, causes, losses, expenses, actions, and causes of action including, without limiting the generality of the foregoing, any and all known and unknown injuries and damages with respect to or arising out of (i) the transactions represented by the Note, the Security Instrument, the Existing Environmental Indemnity, the Existing Guaranty and the Other Loan Documents, (ii) the administration of the loan evidenced by the Note, the Security Instrument, the Existing Environmental Indemnity, the Existing Guaranty and the Other Loan Documents, or (iii) all matters related to said loan in any respect. Each of Seller and Existing Guarantor hereby expressly understands and agrees that this release and waiver extends to all claims of every nature whatsoever, known or unknown, suspected or unsuspected, existing, claiming to exist, or which may hereafter arise out of or result from, or be connected with, the matters and things covered as described herein. The rights and defenses being waived and released hereunder include without limitation any claim or defense based on the Lender having charged or collected interest at a rate greater than that allowed to be contracted for by applicable law; provided, however, that in no event shall such waiver and release be deemed a change to, or modify the terms of, the Note, the Security Instrument, or the Other Loan Documents which provide that sums paid or received in excess of the maximum rate allowed by applicable law, as amended from time to time, shall reduce the principal sum due, said provision to be in full force and effect.

Seller and Existing Guarantor acknowledge and agree that they have been informed by their attorneys of, are familiar with, and hereby expressly waive the provisions of, Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Seller and Existing Guarantor acknowledge and agree that they may hereafter discover claims presently unknown or unsuspected or facts in addition to or which are different from those which they now know or believe to be true as to the matters herein released. Nevertheless, it is the intention of Seller and Existing Guarantor and each of them to fully, finally and forever release all such claims which now exist, whether known or unknown to them and whether or not such claims become known to them in the future.

10. Addresses for Notices. The parties hereto agree that, notwithstanding anything to the contrary contained in the Note, the Security Instrument, and the Other Loan Documents, as of, from, and after the date of execution, delivery, and recording hereof, the appropriate addresses for notices under the Note, the Security Instrument, and the Other Loan Documents shall be as follows:

Purchaser (Trustor, Borrower, Maker):	Maguire Properties - 777 Tower, LLC c/o Maguire Properties, Inc. 333 South Grand Avenue, Suite 400 Los Angeles, California 90071 Attention: Mark Lammas, Esq.
with a copy to:	Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Attention: Paul Fuhrman, Esq.
Lender:	New York Life Insurance Company 51 Madison Avenue New York, New York 10010 Attention: Director - Loan Administration Division Loan Nos.: 372-8499 and 372-8501
with a copy to:
New York Life Insurance Company
c/o New York Life Insurance Management LLC
51 Madison Avenue
New York, New York 10010-1603
Attention: Office of the General Counsel Managing Director - Real Estate Section

11. Ratification. Except to the extent modified by this Agreement, the terms and conditions of the Note, the Security Instrument, and the Other Loan Documents are hereby ratified and affirmed and shall remain in full force and effect.

12. Further Assurances. Should Lender so request, Seller and Purchaser agree to execute such other or further documentation, or perform such other acts, as may be necessary to better effectuate and carry out the purposes of this Agreement and the assumption evidenced hereby and of the Note, the Security Instrument, and the Other Loan Documents.

13. Costs. Purchaser shall pay all costs of the transaction evidenced hereby, to include without limitation attorneys’ fees and recording and filing fees, as well as the cost of such endorsements to Lender’s title insurance policy as Lender shall require, including without limitation, an endorsement insuring the lien of the Security Instrument after the recording of this Agreement as a valid and subsisting first lien, subject only to such exceptions as are acceptable to Lender in its sole discretion; provided, however, that Seller shall pay its attorneys’ fees. In addition, all debt service payments under the Note, real estate taxes and insurance premiums must be current. Such costs shall be due upon execution hereof and the payment thereof shall be a condition precedent to Lender’s consent contained herein. In the event that it is determined that additional costs relating to this transaction are due, Purchaser agrees to pay such costs immediately upon demand.

14. UCC Financing Statements. Purchaser hereby authorizes Lender to file and record one or more UCC-1 financing statements in form satisfactory to Lender covering fixtures and personal property and/or other collateral related to the Premises and covered by the Security Instrument or the Other Loan Documents, and hereafter Purchaser authorizes Lender to file one or more financing or continuation statements, and Purchaser hereby confirms that it grants Lender a security interest in all fixtures, personal property and/or any other collateral described in the Security Instrument or the Other Loan Documents.

15. Legal Opinion. Contemporaneously herewith, Purchaser shall furnish Lender a current written opinion of Purchaser’s counsel that (a) Purchaser is a duly formed, validly existing limited liability company in good standing under the laws of the State of Delaware and duly qualified to conduct business in the State of California, (b) Purchaser has authorized the execution of this Agreement, the New Environmental Indemnity, the New Subordination of Management Agreement, and the other documents, instruments and certificates required hereunder and such documents, instruments and certificates have been duly executed and delivered, (c) this Agreement, the New Environmental Indemnity, the New Subordination of Management Agreement, and the other documents executed by Purchaser in connection herewith are valid and binding upon Purchaser, (d) New Guarantor is a duly formed, validly existing corporation in good standing under the laws of the State of Maryland, (e) New Guarantor authorized the execution of this Agreement and the New Guaranty, and the other documents, instruments and certificates required hereunder and such documents, instruments and certificates have been duly executed and delivered, (f) the New Guaranty and this Agreement are valid and binding upon New Guarantor, and (g) such other opinions as requested by Lender.

16. Merger. Neither Lender nor any of its employees, attorneys, representatives, or other agents has made any representations, covenants, promises, or warranties with respect to the subject matter hereof, express or implied, except as explicitly set forth herein, and no rights or privileges are or shall be acquired by Purchaser or Seller by implication or otherwise, except as expressly set forth herein.

17. Paragraph Headings. The paragraph headings used herein are for convenience of reference only and are not to be used in the construction or interpretation hereof.

18. Governing Law. This Agreement shall be governed, interpreted, and construed by, through, and under the laws of the State of California, excepting, however, its laws or principles regarding choice of laws or conflicts of laws.

19. Construction. As used herein, the neuter gender shall include the masculine and the feminine genders and vice versa, and the singular the plural, vice versa, as the context demands.

20. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, as well as their respective successors and assigns, heirs, and personal representatives.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

22. Waiver of Jury Trial. SELLER, PURCHASER, AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE INTERPRETATION, CONSTRUCTION, VALIDITY, ENFORCEMENT OR PERFORMANCE OF THIS AGREEMENT OR THE INDEBTEDNESS EVIDENCED BY THE NOTE; OR ANY ACTS OR OMISSION OF LENDER, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION WITH ANY OF THE FOREGOING.

23. Exculpation. Notwithstanding anything in this Agreement to the contrary, Lender acknowledges that no present or future officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, manager, investment manager or agent of the California Public Employees Retirement System (“CalPERS”) or CommonWealth Pacific LLC shall have any personal liability, directly or indirectly, under this Agreement and recourse shall not be had against any such officer, director, employee, trustee, member, retirant, beneficiary, internal investment contractor, investment manager or agent under or in connection with this Agreement, the Note or any Other Loan Document heretofore or hereafter executed in connection with the Loan. By its acceptance of this Agreement, Lender hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this paragraph are in addition to, and not in limitation of any limitation of liability applicable to CalPERS or CommonWealth Pacific LLC provided by law or in any other contract, agreement or instrument. Such exculpation of liability shall be absolute and without any exception whatsoever.

[SIGNATURE PAGES TO FOLLOWS.]

IN WITNESS WHEREOF, Seller has executed this Agreement as of the day and year first above written.

SELLER: 777 SOUTH FIG, LLC, a Delaware limited liability company By: CWP Capital Management, LLC, a Delaware limited liability company Its: Manager By: /s/ Brett Munger Name: Brett Munger Title: COO

Existing Guarantor has executed this Agreement as of the day and year first above written for the purpose of consenting to the provisions of Section 9.

EXISTING GUARANTOR:

FIFTH STREET PROPERTIES, LLC,
a Delaware limited liability company

By: CWP Capital Management, LLC,
a Delaware limited liability company
Its: Manager

By: /s/ Brett Munger
Name: Brett Munger
Title: COO

IN WITNESS WHEREOF, Purchaser has executed this Agreement as of the day and year first above written.

PURCHASER:

MAGUIRE PROPERTIES - 777 TOWER, LLC,
a Delaware limited liability company

By:  Maguire Properties, L.P.,
a Maryland limited partnership
its sole member

By: Maguire Properties, Inc.,
a Maryland corporation
its sole general partner

By: /s/ Richard I. Gilchrist
Name: Richard I. Gilchrist
Title: President & Co-CEO

IN WITNESS WHEREOF, the Lender has executed this Agreement as of the day and year first above written.

LENDER:

NEW YORK LIFE INSURANCE COMPANY,
a New York mutual life insurance company

By: ________________________________
Name: ______________________________
Title: _______________________________

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY,
a Massachusetts corporation

By: Babson Capital Management Inc.
its authorized agent

By: ____________________________
Name: __________________________
Title: ___________________________